Exhibit 99.1

NEWS RELEASE
September 11, 2003

DATAWAVE ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Vancouver, British Columbia, Canada, September 11, 2003 (TSX-V: DTV, OTCBB: DWVSF): DataWave Systems Inc., a leading provider of electronic merchandising hardware and software solutions, announced today that Larry Bouts and Tom Sikorski have resigned as Directors of the Company.

Mr. Bouts and Mr. Sikorski, were elected to the Board in July 2001. Since that date, DataWave's revenues have grown from US $6.8 million for the year ending March 31, 2001 to US $18 million for fiscal 2003. In the same period, assets increased from US $4.6 million to US $9.7 million. The Company has entered the Canadian marketplace for its core business of selling prepaid long distance calling cards and built upon its core business by introducing new wireless and point-of-sale activation technologies to the retail and service sectors in both Canada and the United States over the last two years.

"Larry and Tom's guidance and counsel have been invaluable to DataWave over the last two years," said Josh Emanuel, Chairman and CEO of DataWave. We have seen a significant shift in the DataWave's direction during this period as we continued to introduce new technology systems for the distribution of prepaid products."

DataWave currently has five Board members as follows:

Josh Emanuel	Chairman & CEO
Sydney Franchuk	President, National Money Mart Co.
Graham Jackson	Managing Director, Classic House Ltd.
Donald C. Sider	Attorney; Partner, Sider & Kron
Alan Trope	CFO, Niagara Solutions Ltd.

About DataWave (http://www.datawave.ca)

DataWave has been an innovator and developer of prepaid and stored-value programs since it was founded in 1994. DataWave pioneered a system that allows for point-of-sale authorization and reload of high value, high shrinkage products, such as cash cards and phone cards. The system works equally well over the Internet, through intelligent free-standing vending machines or with various point-of-sale devices, including cash registers.

DataWave Systems Inc.

John Gunn
General Manager, CFO
DATAWAVE News Release	Page 1 of 2

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"DataWave" is a registered trademark of the Company. All other trademarks and trade names referred to are the property of their respective owners.

"The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release."

For further information, please contact:

Josh Emanuel	or	John Gunn
Chairman & CEO		General Manager, CFO
DataWave		DataWave
Ph: (973) 831-3001		Ph: (604) 874-1302
E-mail: info@datawave.ca